Exhibit 99

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in millions)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change

Net sales	$2,374.4	$1,963.4	20.9%	$6,531.8	$5,198.1	25.7%
Cost of sales	2,006.0	1,662.1	20.7	5,497.7	4,367.8	25.9

Gross profit	368.4	301.3	22.3	1,034.1	830.3	24.5

Selling and administrative expenses	235.8	203.4	15.9	689.7	599.4	15.1
Advertising expense	28.0	27.6	1.4	72.9	79.6	(8.4)
Goodwill impairment	—	—	—	—	235.0	nm

Income (loss) from operations	104.6	70.3	48.8	271.5	(83.7)	nm

Interest expense, net	(105.1)	(108.3)	3.0	(288.7)	(317.4)	9.1
Gain on extinguishment of long-term debt	—	—	—	9.2	—	nm
Other income, net	0.2	0.4	(61.8)	0.3	2.7	(89.9)

Loss before income taxes	(0.3)	(37.6)	99.1	(7.7)	(398.4)	98.1

Income tax benefit	—	12.6	(99.6)	2.6	62.4	(95.8)

Net loss	$(0.3)	$(25.0)	98.9%	$(5.1)	$(336.0)	98.5%

CDW CORPORATION AND SUBSIDIARIES

EBITDA AND ADJUSTED EBITDA

(dollars in millions)

(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009 and the trailing twelve months ended September 30, 2010 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change

Net loss	$(0.3)	$(25.0)		$(5.1)	$(336.0)
Depreciation and amortization	53.3	55.2		158.5	165.1
Income tax benefit	—	(12.6)		(2.6)	(62.4)
Interest expense, net	105.1	108.3		288.7	317.4

EBITDA	158.1	125.9		439.5	84.1

Adjustments:
Goodwill impairment	—	—		—	235.0
Non-cash equity-based compensation	(1.0)	3.9		7.4	12.1
Sponsor fee	1.3	1.3		3.8	3.8
Consulting and debt-related professional fees	2.8	3.8		8.4	10.4
Gain on extinguishment of long-term debt	—	—		(9.2)	—
Other adjustments (1)	2.4	(0.1)		6.1	(0.7)

Adjusted EBITDA	$163.6	$134.8	21.4%	$456.0	$344.7	32.3%

(1)	Other adjustments include certain severance and retention costs, equity investment gains and losses and the gain related to the sale of Informacast software and equipment in the first quarter of 2009.

Twelve Months Ended September 30, 2010
Net loss	$(42.4)
Depreciation and amortization	211.6
Income tax benefit	(28.1)
Interest expense, net	402.9

EBITDA	544.0

Adjustments:
Goodwill impairment	6.8
Non-cash equity-based compensation	11.3
Sponsor fee	5.0
Consulting and debt-related professional fees	12.1
Gain on extinguishment of long-term debt	(9.2)
Other adjustments (2)	6.6

Adjusted EBITDA	$576.6

(2)	Other adjustments include certain severance and retention costs and equity investment gains and losses.

CDW CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

	September 30, 2010	December 31, 2009	September 30, 2009

Assets

Current assets:
Cash, cash equivalents and marketable securities	$67.0	$88.0	$265.5
Accounts receivable, net of allowance for doubtful accounts of $5.0, $6.3, and $7.5, respectively	1,119.8	1,006.7	965.6
Merchandise inventory	304.9	257.8	261.3
Miscellaneous receivables	145.5	127.8	139.3
Deferred income taxes	23.2	40.0	38.9
Prepaid expenses and other	49.2	37.5	48.6

Total current assets	1,709.6	1,557.8	1,719.2

Property and equipment, net	147.7	165.8	173.8
Goodwill	2,208.1	2,207.4	2,206.9
Other intangible assets, net	1,829.6	1,951.4	1,992.1
Deferred financing costs, net	77.0	91.2	84.3
Other assets	2.9	2.4	2.4

Total assets	$5,974.9	$5,976.0	$6,178.7

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable	$587.0	$292.3	$437.5
Current maturities of long-term debt and capital leases	22.6	22.6	22.6
Accrued expenses and other liabilities	396.7	319.6	342.0

Total current liabilities	1,006.3	634.5	802.1

Long-term liabilities:
Debt and capital leases	4,270.5	4,599.3	4,605.0
Deferred income taxes	652.4	694.7	725.9
Other liabilities	82.8	92.2	76.6

Total long-term liabilities	5,005.7	5,386.2	5,407.5

Total shareholders’ deficit	(37.1)	(44.7)	(30.9)

Total liabilities and shareholders’ deficit	$5,974.9	$5,976.0	$6,178.7

CDW CORPORATION AND SUBSIDIARIES

NET SALES DETAIL

(dollars in millions)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Corporate:
Medium / Large	$973.7	$739.5	31.7%	$2,831.3	$2,143.8	32.1%
Small Business	251.0	196.6	27.6	703.5	587.7	19.7

Total Corporate	$1,224.7	$936.1	30.8%	$3,534.8	$2,731.5	29.4%

Public:
Government	$397.1	$415.6	(4.5)%	$1,020.7	$898.6	13.6%
Education	392.5	338.2	16.1	958.4	817.8	17.2
Healthcare	262.1	194.5	34.7	723.8	529.0	36.8

Total Public	$1,051.7	$948.3	10.9%	$2,702.9	$2,245.4	20.4%

Other	$98.0	$79.0	24.1%	$294.1	$221.2	32.9%

Total Net Sales	$2,374.4	$1,963.4	20.9%	$6,531.8	$5,198.1	25.7%

CDW CORPORATION AND SUBSIDIARIES

DEBT AND WORKING CAPITAL INFORMATION

(dollars in millions)

(unaudited)

	September 30, 2010	December 31, 2009	September 30, 2009
Debt and ABL Availability
Cash, cash equivalents and marketable securities	$67.0	$88.0	$265.5
Total debt (1)	$4,352.0	$4,646.9	$4,716.9
Net senior secured debt	$2,356.6	$2,618.9	$2,511.5
Borrowing base (2)	$960.4	$855.5	$759.1
Revolving credit availability	$547.4	$229.8	$224.7
Cash plus revolving credit availability	$614.4	$317.8	$490.2

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	4.1	5.6	5.3
Total net leverage ratio	7.4	9.8	9.3

Working Capital
Days of sales outstanding (DSO) (3)	43	46	41
Days of supply in inventory (DIO) (3)	15	15	15
Days of purchases outstanding (DPO) (3)	(25)	(20)	(22)

Cash conversion cycle (3)	33	41	34

(1)	Includes capital lease obligations and amounts owed under trade financing agreements
(2)	Amount in effect at quarter end
(3)	Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES

CASH FLOW INFORMATION

(dollars in millions)

(unaudited)

	Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities	$397.6	$234.2
Cash flows from investing activities	(82.9)	(77.8)
Cash flows from financing activities	(335.8)	(5.8)
Effect of exchange rate changes on cash and cash equivalents	0.1	0.5

Net (decrease) increase in cash and cash equivalents	(21.0)	151.1
Cash and cash equivalents – beginning of period	88.0	94.4

Cash and cash equivalents – end of period	$67.0	$245.5

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$221.7	$231.2
Taxes paid, net	$32.6	$12.0